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                              THE HOME DEPOT, INC.

                              DEFERRED STOCK UNITS

                               PLAN AND AGREEMENT

         THIS DEFERRED STOCK UNITS PLAN AND AGREEMENT evidences that, subject to the following terms and conditions, on May 31, 2001 (the "Grant Date"), The Home Depot, Inc., a Delaware Corporation, (the "Company") granted to Dennis M. Donovan (the "Executive") an award of deferred stock units corresponding to three hundred twenty-eight thousand eight hundred twenty-one (328,821) shares of Common Stock, $.05 par value ("Common Stock"), of the Company (each a "Deferred Stock Unit"):

         1. DEFINITIONS. Unless otherwise noted, all terms have the same meaning as set forth in the Employment Agreement between Dennis M. Donovan and The Home Depot, Inc., dated March 16, 2001 (the "Employment Agreement").

         2.       DEFERRED STOCK UNITS

         (a) VESTING SCHEDULE; ISSUANCE OF SHARES; DEFERRAL. The award shall vest in equal one-third (1/3) tranches of one hundred nine thousand six hundred seven (109,607) units on each of the first, third and fifth anniversaries of the Employment Date, provided that each tranche shall vest only if the Executive is employed by the Company on that tranche's vesting date, except as otherwise provided in the Employment Agreement. On the April 3 following the fifth anniversary of the Employment Date one (1) share of Common Stock for each deferrable restricted stock unit shall be distributed to the Executive, unless such distribution is further deferred by the Executive by December 31, 2005 or accelerated pursuant to the Employment Agreement. Unless otherwise agreed to by the Executive and the Company, the Company shall, within ten (10) days after termination of the Executive's employment for any reason, deliver to the Executive stock certificates representing one (1) share of Common Stock for each vested deferred restricted stock unit for which shares have not yet been distributed to the Executive. This award shall be subject to equitable adjustment for stock splits, stock dividends, and other similar changes in the Company's capitalization after the Effective Date.

         (b) TERMINATION OF EMPLOYMENT; CHANGE IN CONTROL. If (i) the Company shall terminate Executive's employment other than for Cause, (ii) the Executive shall terminate his employment for Good Reason (or for any reason within the twelve-month period following a Change in Control), or (iii) the Executive's employment terminates due to death or he is terminated by the Company due to Disability, or (iv) a Change in Control occurs while Executive is employed by the Company, all Deferred Stock Units that have not yet vested shall immediately 100% vest.

         (c) DIVIDEND EQUIVALENTS. The Executive shall receive a dividend equivalent cash payment on all vested deferred restricted stock units when dividends are paid to shareholders of the Company.

         3. ADMINISTRATION. This Plan and Agreement shall be administered by the Committee, in a manner consistent with the terms and conditions of the Employment Agreement.
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         4.       TRANSFERABILITY. Executive may transfer the Deferred Stock
Units, in whole or in part, as he desires, including without limitation, to a "Family Member," a trust for the exclusive benefit of Executive and/or Family Members, a partnership or other entity in which all the beneficial owners are Executive and/or Family Members, or any other entity affiliated with Executive, provided that Executive receives the prior written consent of the Company. Subsequent transfers of the Deferred Stock Units shall be prohibited except in accordance with this Paragraph 4. All terms and conditions of the Deferred Stock Units, including without limitation provisions relating to the termination of Executive's employment with the Company, shall continue to apply following a transfer made in accordance with this Paragraph 4.

         5. ADJUSTMENTS. The number of shares covered by the Deferred Stock Units and, if applicable, the kind of shares covered by the Deferred Stock Units shall be adjusted to reflect any stock dividend, stock split, or combination of shares of the Company's Common Stock. In addition, the Committee may make or provide for such adjustment in the number of shares covered by the Deferred Stock Units, and the kind of shares covered by the Deferred Stock Units, as the Committee determines to be equitably required in order to prevent dilution of Executive's rights that otherwise would result from a transaction event, including without limitation (a) any exchange of shares of the Company's Common Stock, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

         6. TAXES. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any benefit realized by Executive or any other person under this Plan and Agreement, in accordance with Section 13 of the Employment Agreement, it shall be a condition to the realization of such benefit that the Executive or such other person make arrangements satisfactory to the Company for payment of all such taxes required to be withheld, which arrangements may include Executive's delivery to the Company of a check equal to the amount of such taxes. Upon the payment of any dividend equivalents payable pursuant to Paragraph 2(c) above, Executive agrees that the Company shall deduct therefrom such amounts as are necessary to satisfy applicable withholding requirements.

         7. NO IMPACT ON OTHER BENEFITS AND EMPLOYMENT. The terms of Executive's employment shall be at all times governed by the Employment Agreement and this Plan and Agreement shall not diminish any right conferred therein nor interfere with the rights set forth therein. Nothing herein contained shall affect Executive's right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other employment plan or program of the Company or any of its subsidiaries nor constitute an obligation for continued employment.

         8. ARBITRATION GOVERNING LAW. Any disputes or controversies arising out of this Plan and Agreement shall be resolved by Arbitration, in accordance with Section 14 of the Employment Agreement. This Plan and Agreement shall be governed by and will be determined in accordance with the laws of the State of Georgia in accordance with Section 19.1 of the Employment Agreement.

         9. AMENDMENT. This Plan and Agreement may be amended only in writing signed by the Company and Executive.

         Please indicate your understanding and acceptance of the foregoing by signing and returning a copy of this Plan and Agreement.


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                                                THE HOME DEPOT, INC.


                                                /s/ Robert L. Nardelli
                                                ---------------------------
                                                By:      Robert L. Nardelli
                                                Chairman of the Board

         I hereby acknowledge receipt of the Deferred Stock Units granted on May 31, 2001, which have been granted to me under the foregoing terms and conditions.

                                                EXECUTIVE


                                                /s/ Dennis M. Donovan
                                                ---------------------------
                                                Dennis M. Donovan

                                                Date:  4/18/02
                                                       --------------------


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